February 6, 2001



BGI,  Inc.
13581 Pond Springs Road, Suite 105
Austin,  Texas  78729

     Re:     BGI, Inc. 1999 Stock Option Plan

Ladies  and  Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission in connection with the BGI, Inc. 1999 Stock Option Plan (the "Plan"), which Registration Statement covers the offer and sale of shares of common stock, par value $.001 per share (the "Shares"), of BGI, Inc. to be issued by BGI, Inc. pursuant to the Plan. We have also examined your minute books and other corporate records, and have made such other investigation as we have deemed necessary in order to render the opinions expressed herein.

     Based on the foregoing, we are of the opinion that the Shares, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable in accordance with the Oklahoma General Corporation Act.

     Consent is hereby given for the inclusion of this opinion as part of the referenced Registration Statement.

                                      Very  truly  yours,

                                      /s/  Winstead Sechrest & Minick P.C.

                                      Winstead  Sechrest  &  Minick  P.C.


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